Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-218276), Forms S-3 (File Nos. 333-258094, 333-224686 and 333-206353) and Forms S-8 (File Nos. 333-257742, 333-249362, 333-228912, 333-216201, 333-206360 and 333-276142) of Future FinTech Group Inc. (the “Company”) of our report dated April 19, 2023, relating to the Company’s consolidated financial statements for the year ended December 31, 2022, which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023. We were dismissed as auditors on August 8, 2023 and, accordingly we have not performed any audit or review procedures with respect to any financial statements for the periods after the date of our dismissal.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern and an emphasis of matter regarding significant transactions with related parties.

/s/ Onestop Assurance PAC
Onestop Assurance PAC
Singapore
April 16, 2024